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                                                                     EXHIBIT 3.1

                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                        INTERNATIONAL AIRCRAFT INVESTORS


                                    ARTICLE I

               The name of this corporation is International Aircraft Investors (this "corporation" or the "Company").


                                   ARTICLE II

               The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                   ARTICLE III

               This corporation is authorized to issue two classes of shares designated, respectively, "Common Stock" and "Preferred Stock," and referred to herein either as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The number of shares of Common Stock is 20,000,000, $0.01 par value, and the number of shares of Preferred Stock is 15,000,000, $0.01 par value.

               The Preferred Shares may be issued from time to time, in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Shares and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares, and within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

               Upon filing of this Amended and Restated Articles of Incorporation, all outstanding shares of Common Stock shall be subject to a 1-for-4.5 reverse stock split. No fractional shares of Common Stock are to be issued in connection with the reverse stock split, but instead cash shall be distributed to each shareholder who would otherwise have been entitled to receive a fractional share, and the amount of cash to be distributed shall be based upon a price of $10.00 per share.



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                                   ARTICLE IV

               The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.


                                    ARTICLE V

               Any action required or permitted to be taken by the shareholders of the corporation must be effected at an annual or special meeting of shareholders of the corporation and may not be effected by any consent in writing of such shareholders.


                                   ARTICLE VI

               The corporation is authorized to indemnify its agents to the fullest extent permissible under California law. For purposes of this provision, the term "agent" has the meaning set forth from time to time in Section 317 of the California Corporations Code.


                                   ARTICLE VII

               Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the corporation shall be given in the manner provided in the bylaws of the corporation.


                                  ARTICLE VIII

               The election of directors by the shareholders shall not be by cumulative voting. At each election of directors, each shareholder entitled to vote may vote all the shares held by that shareholder for each of the several nominees for director up to the number of directors to be elected. The shareholder may not cast more votes for any single nominee than the number of shares held by that shareholder. This Article VIII shall become effective only when the corporation becomes a "listed corporation" within the meaning of the California Corporations Code Section 301.5(d).


                                   ARTICLE IX

               (A) The corporation reserves the right to repeal, alter, amend or rescind any provision contained in the articles of incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph (B) of this Article IX, and all rights conferred on shareholders herein are granted subject to this reservation.



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               (B) Notwithstanding any other provision of the articles of incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of securities required by law, the articles of incorporation or any Preferred Stock Designation, the affirmative vote of the holders entitled to exercise at least 66-2/3% of the voting power of the corporation, voting together as a single class, shall be required to alter, amend or repeal Articles IV, V, VI, VII, VIII and IX hereof.




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